                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                              (Amendment No. 1)(1)

                          Grupo Iusacell, S.A. de C.V.
                ________________________________________________
                                (Name Of Issuer)

                Series V Capital Stock, without stated par value
                ________________________________________________
                         (Title of Class of Securities)

                                    40050B100
                ________________________________________________
                                 (CUSIP NUMBER)

                                  July 29, 2003
                ________________________________________________
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

-----------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 20 pages

--------------------
CUSIP NO. 40050B100                  13G
--------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                     Verizon Communications Inc. #23-2259884
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (A) [ ]
                     (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF
                                   0 Series V Shares
     SHARES
                     -----------------------------------------------------------
  BENEFICIALLY       6     SHARED VOTING POWER

    OWNED BY                       0 Series V Shares

      EACH           -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
   REPORTING
                                   0 Series V Shares
     PERSON
                     -----------------------------------------------------------
      WITH           8     SHARED DISPOSITIVE POWER

                                   0 Series V Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0 Series V Shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0% OF THE AGGREGATE OF THE ISSUER'S SERIES V CAPITAL STOCK, WITHOUT STATED PAR VALUE

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                   CO

--------------------------------------------------------------------------------

                               Page 2 of 20 pages

--------------------
CUSIP NO. 40050B100                  13G
--------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                     GTE Corporation #13-1678633
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (A) [ ]
                     (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York

--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF
                                   0 Series V Shares
     SHARES
                     -----------------------------------------------------------
  BENEFICIALLY       6     SHARED VOTING POWER

    OWNED BY                       0 Series V Shares

      EACH           -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
   REPORTING
                                   0 Series V Shares
     PERSON
                     -----------------------------------------------------------
      WITH           8     SHARED DISPOSITIVE POWER

                                   0 Series V Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0 Series V Shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0% OF THE AGGREGATE OF THE ISSUER'S SERIES V CAPITAL STOCK, WITHOUT STATED PAR VALUE

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                   CO

--------------------------------------------------------------------------------

                               Page 3 of 20 pages

--------------------
CUSIP NO. 40050B100                  13G
--------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                 GTE International Telecommunications Incorporated #06-1460807
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (A) [ ]
                     (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF
                                   0 Series V Shares
     SHARES
                     -----------------------------------------------------------
  BENEFICIALLY       6     SHARED VOTING POWER

    OWNED BY                       0 Series V Shares

      EACH           -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
   REPORTING
                                   0 Series V Shares
     PERSON
                     -----------------------------------------------------------
      WITH           8     SHARED DISPOSITIVE POWER

                                   0 Series V Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0 Series V Shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0% OF THE AGGREGATE OF THE ISSUER'S SERIES V CAPITAL STOCK, WITHOUT STATED PAR VALUE

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                   CO

--------------------------------------------------------------------------------

                               Page 4 of 20 pages

--------------------
CUSIP NO. 40050B100                  13G
--------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                     GTE Venezuela Incorporated #13-3634506
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (A) [ ]
                     (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF
                                   0 Series V Shares
     SHARES
                     -----------------------------------------------------------
  BENEFICIALLY       6     SHARED VOTING POWER

    OWNED BY                       0 Series V Shares

      EACH           -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
   REPORTING
                                   0 Series V Shares
     PERSON
                     -----------------------------------------------------------
      WITH           8     SHARED DISPOSITIVE POWER

                                   0 Series V Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0 Series V Shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0% OF THE AGGREGATE OF THE ISSUER'S SERIES V CAPITAL STOCK, WITHOUT STATED PAR VALUE

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                   CO

--------------------------------------------------------------------------------

                               Page 5 of 20 pages

--------------------
CUSIP NO. 40050B100                  13G
--------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                     Bell Atlantic Latin America Holdings, Inc. #541679838
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (A) [ ]
                     (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF
                                   0 Series V Shares
     SHARES
                     -----------------------------------------------------------
  BENEFICIALLY       6     SHARED VOTING POWER

    OWNED BY                       0 Series V Shares

      EACH           -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
   REPORTING
                                   0 Series V Shares
     PERSON
                     -----------------------------------------------------------
      WITH           8     SHARED DISPOSITIVE POWER

                                   0 Series V Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0 Series V Shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0% OF THE AGGREGATE OF THE ISSUER'S SERIES V CAPITAL STOCK, WITHOUT STATED PAR VALUE

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                   CO

--------------------------------------------------------------------------------

                               Page 6 of 20 pages

--------------------
CUSIP NO. 40050B100                  13G
--------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                     Verizon Investments, Inc. #13-3191789
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (A) [ ]
                     (B) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF
                                   0 Series V Shares
     SHARES
                     -----------------------------------------------------------
  BENEFICIALLY       6     SHARED VOTING POWER

    OWNED BY                       0 Series V Shares

      EACH           -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
   REPORTING
                                   0 Series V Shares
     PERSON
                     -----------------------------------------------------------
      WITH           8     SHARED DISPOSITIVE POWER

                                   0 Series V Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0 Series V Shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0% OF THE AGGREGATE OF THE ISSUER'S SERIES V CAPITAL STOCK, WITHOUT STATED PAR VALUE

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                   CO

--------------------------------------------------------------------------------

                               Page 7 of 20 pages

--------------------
CUSIP NO. 40050B100                  13G
--------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                     Bell Atlantic Global Wireless, Inc. #52-1317859
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (A) [ ]
                     (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF
                                   0 Series V Shares
     SHARES
                     -----------------------------------------------------------
  BENEFICIALLY       6     SHARED VOTING POWER

    OWNED BY                       0 Series V Shares

      EACH           -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
   REPORTING
                                   0 Series V Shares
     PERSON
                     -----------------------------------------------------------
      WITH           8     SHARED DISPOSITIVE POWER

                                   0 Series V Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0 Series V Shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0% OF THE AGGREGATE OF THE ISSUER'S SERIES V CAPITAL STOCK, WITHOUT STATED PAR VALUE

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                   CO

--------------------------------------------------------------------------------

                               Page 8 of 20 pages

--------------------
CUSIP NO. 40050B100                  13G
--------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                     Bell Atlantic International, Inc. #23-2363602
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                     (A) [ ]
                     (B) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Bermuda

--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
   NUMBER OF
                                   0 Series V Shares
     SHARES
                     -----------------------------------------------------------
  BENEFICIALLY       6     SHARED VOTING POWER

    OWNED BY                       0 Series V Shares

      EACH           -----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
   REPORTING
                                   0 Series V Shares
     PERSON
                     -----------------------------------------------------------
      WITH           8     SHARED DISPOSITIVE POWER

                                   0 Series V Shares

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   0 Series V Shares

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0% OF THE AGGREGATE OF THE ISSUER'S SERIES V CAPITAL STOCK, WITHOUT STATED PAR VALUE

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                   CO

--------------------------------------------------------------------------------

                               Page 9 of 20 pages

Item 1.

         (a)  Name of Issuer

                  Grupo Iusacell, S.A. de C.V. ("Iusacell")

         (b)  Address of Issuer's Principal Executive Offices

                               Prolongacion Paseo de la Reforma 1236
                               Colonia Santa Fe
                               Delegacion Cuajimalpa
                               05348 Mexico, D.F
                               + 5255-5109-4400

Item 2.

         (a)  Name of Persons Filing

         Verizon Communications Inc. ("Verizon")
         GTE Corporation ("GTE")
         GTE International Telecommunications Incorporated ("GTE International") GTE Venezuela Incorporated ("GTE Venezuela")
         Bell Atlantic Latin America Holdings, Inc. ("BALAH")
         Verizon Investments, Inc. ("VZ Inv")
         Bell Atlantic Global Wireless, Inc. ("BAGW")
         Bell Atlantic International, Inc. ("BAII")

         (b)  Address of Principal Business Office or, if none, Residence

                  For each of Verizon, GTE, GTE International and GTE Venezuela:

                  1095 Avenue of the Americas
                  New York, New York 10036

                  For each of BALAH and BAII:

                  1310 North Court House Road
                  Arlington, Virginia 22201

                               Page 10 of 20 pages

                  For BAGW:

                  1717 Arch Street
                  29th floor
                  Philadelphia, Pennsylvania 19103

                  For VZ Inv:

                  3900 Washington Street
                  Wilmington, Delaware 19802

         (c)  Citizenship

                  Each of Verizon, BAII, BAGW, VZ Inv, BALAH, GTE Venezuela and GTE International is incorporated under the laws of the State of Delaware.

                  GTE is incorporated under the laws of the State of New York.

         (d)  Title of Class of Securities

                  Series V Capital Stock, without stated par value

         (e)  Cusip Number

                  40050B100

                               Page 11 of 20 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)      [ ]      Broker or Dealer registered under Section 15 of the Exchange
                  Act

(b)      [ ]      Bank as defined in Section 3(a)(6) of the Exchange Act

(c)      [ ]      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act

(d)      [ ]      Investment Company registered under Section 8 of the
                  Investment Company Act

(e)      [ ]      Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f)      [ ]      Employee Benefit Plan or Endowment Fund in accordance with
                  13d-1(b)(1)(ii)(F)

(g)      [ ]      Parent Holding Company or Control Person in accordance with
                  Rule 13d-1(b)(1)(ii)(G)

(h)      [ ]      Savings Association as defined in Section 3(b) of the Federal
                  Deposit Insurance Act

(i)      [ ]      Church Plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act

(j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

                               Page 12 of 20 pages

Item 4. Ownership

         (a)  Amount Beneficially Owned:

         0 shares of Series V Capital Stock, without stated par value

         (b)  Percent of Class:

         0% of the aggregate of the Issuer's Series V Capital Stock, without stated par value

         (c)  Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote: 0

                  (ii)     shared power to vote or to direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition of: 0

                  (iv) shared power to dispose or to direct the disposition of: 0

On July 29, 2003, each of BAII and BALAH sold all of the shares of Series V Capital Stock, without stated par value, of Iusacell previously owned by each of them, respectively. The shares were sold to Movil Access, S.A. de C.V. pursuant to a public tender offer.

BAGW owns 100% of the equity of BAII. VZ Inv owns 100% of the equity of BAGW. Verizon owns 100% of the equity of VZ Inv. GTE Venezuela owns 100% of the equity of BALAH. GTE International owns 100% of the equity of GTE Venezuela. GTE owns approximately 58% of the equity of GTE International. Verizon owns 100% of the common stock of GTE. By virtue of the relationships among such companies, each of them may be deemed to have had shared power to vote and dispose of, or to direct the vote and disposition of, the shares of Series V Capital Stock, without stated par value, of Iusacell previously held of record by BALAH and BAII.

Item 5. Ownership of Five Percent or Less of a Class:

         Not Applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:

         See Item 4.

Item 8. Identification and Classification of Members of the Group:

         Not Applicable.

                               Page 13 of 20 pages

Item 9.  Notice of Dissolution of Group:

         Not Applicable.

Item 10. Certifications:

         Not Applicable.

                               Page 14 of 20 pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        August 11, 2003

                                   VERIZON COMMUNICATIONS INC.

                                   /s/ Marianne Drost
                                   ---------------------------------------------
                                        Signature

                                   Marianne Drost - Corporate Secretary
                                   ------------------------------------
                                        Name/Title

                                   GTE CORPORATION

                                   /s/ Marianne Drost
                                   ---------------------------------------------
                                        Signature

                                   Marianne Drost - Corporate Secretary
                                   ------------------------------------
                                        Name/Title

                                   GTE INTERNATIONAL
                                   TELECOMMUNICATIONS INCORPORATED

                                   /s/ Marianne Drost
                                   ---------------------------------------------
                                        Signature

                                   Marianne Drost - Corporate Secretary
                                   ------------------------------------
                                        Name/Title

                               Page 15 of 20 pages

                                   GTE VENEZUELA INCORPORATED

                                   /s/ Marianne Drost
                                   ---------------------------------------------
                                        Signature

                                   Marianne Drost - Corporate Secretary
                                   ------------------------------------
                                        Name/Title

                                   BELL ATLANTIC LATIN AMERICA HOLDINGS, INC.

                                   /s/ Stephen B. Heimann
                                   ---------------------------------------------
                                        Signature

                                   Stephen B. Heimann - Assistant Secretary
                                   --------------------------------------
                                        Name/Title

                                   VERIZON INVESTMENTS, INC.

                                   /s/ Janet M. Garrity
                                   ---------------------------------------------
                                        Signature

                                   Janet M. Garrity - President and Treasurer
                                   ------------------------------------------
                                        Name/Title

                                   BELL ATLANTIC GLOBAL WIRELESS, INC.

                                   /s/ Stephen B. Heimann
                                   ---------------------------------------------
                                        Signature

                                   Stephen B. Heimann - Vice President
                                   -----------------------------------
                                        Name/Title



                               Page 16 of 20 pages

                                   BELL ATLANTIC INTERNATIONAL, INC.

                                   /s/ Stephen B. Heimann
                                   ---------------------------------------------
                                        Signature

                                   Stephen B. Heimann - Vice President
                                   -----------------------------------
                                        Name/Title

                               Page 17 of 20 pages

                                                                       EXHIBIT A

                         AGREEMENT AS TO JOINT FILING OF
                                  SCHEDULE 13G

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Series V Capital Stock of Grupo Iusacell, S.A. de C.V. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 13th day of February, 2002.

                                   VERIZON COMMUNICATIONS INC.

                                   /s/ Marianne Drost
                                   ---------------------------------------------
                                        Signature

                                   Marianne Drost - Corporate Secretary
                                   ------------------------------------
                                        Name/Title

                                   GTE CORPORATION

                                   /s/ Marianne Drost
                                   ---------------------------------------------
                                        Signature

                                   Marianne Drost - Corporate Secretary
                                   ------------------------------------
                                        Name/Title

                                   GTE INTERNATIONAL
                                   TELECOMMUNICATIONS INCORPORATED

                                   /s/ Marianne Drost
                                   ---------------------------------------------
                                        Signature

                                   Marianne Drost - Corporate Secretary
                                   --------------------------------------
                                        Name/Title

                               Page 18 of 20 pages

                                   GTE VENEZUELA INCORPORATED

                                   /s/ Marianne Drost
                                   ---------------------------------------------
                                        Signature

                                   Marianne Drost - Corporate Secretary
                                   ------------------------------------
                                        Name/Title

                                   BELL ATLANTIC LATIN AMERICA HOLDINGS, INC.

                                   /s/ Stephen B. Heimann
                                   ---------------------------------------------
                                        Signature

                                   Stephen B. Heimann - Assistant Secretary
                                   ----------------------------------------
                                        Name/Title

                                   VERIZON INVESTMENTS, INC.

                                   /s/ William F. Heitmann
                                   ---------------------------------------------
                                        Signature

                                   William F. Heitmann - Vice President
                                   --------------------------------------
                                        Name/Title

                                   BELL ATLANTIC GLOBAL WIRELESS, INC.

                                   /s/ Stephen B. Heimann
                                   ---------------------------------------------
                                        Signature

                                   Stephen B. Heimann - Vice President
                                   --------------------------------------
                                        Name/Title

                               Page 19 of 20 pages

                                   BELL ATLANTIC INTERNATIONAL, INC.

                                   /s/ Stephen B. Heimann
                                   ---------------------------------------------
                                        Signature

                                   Stephen B. Heimann - Vice President
                                   -----------------------------------
                                        Name/Title

                               Page 20 of 20 pages